Exhibit 99.1

Investor Contact:
Kurt Gustafson
Halozyme Therapeutics
858-704-8272
ir@halozyme.com

Media Contact:
Nurha Hindi
Hill + Knowlton Strategies
310-633-9434
Nurha.Hindi@hkstrategies.com

Halozyme Reports First Quarter 2013 Financial Results

SAN DIEGO, May 8, 2013 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the quarter ended March 31, 2013.

“With the potential for 3 new product launches over the next 12 months and continued progress on the Hylenex® brand, I am pleased with the steps we are making towards our near term revenue drivers,” said Gregory I. Frost, Ph.D., President and Chief Executive Officer, Halozyme. “Moreover, over the next 8 weeks, we will present a first-look at clinical data from our innovative pipeline products, PEGPH20 and HTI-501.”

Highlights of Halozyme's first quarter activities and recent events include:

•
The European Medicines Agency's Committee for Medicinal Products for Human Use (CHMP) granted a positive opinion to Baxter for the use of HyQvia as replacement therapy for adult patients with primary and secondary immunodeficiencies.

•
Initiated a 124 patient Phase 2 clinical study evaluating PEGPH20, a proprietary, investigational drug, as a first-line therapy for patients with stage IV metastatic pancreatic cancer. Patients in the study will receive gemcitabine and nab-paclitaxel either with or without PEGPH20. The primary endpoint will be to measure progression-free survival.

•
Initiated a 400 patient Phase 4 clinical study - The CONtinuous Subcutaneous Insulin infusion STudy ENrolling Type 1 Diabetes (CONSISTENT 1) - that will evaluate Hylenex use in conjunction with rapid analog insulin in people with Type 1 diabetes using insulin pumps. The primary endpoints include metabolic and safety outcomes.

•
Investigators at Yale received FDA clearance to start an artificial pancreas investigator initiated trial that incorporates Hylenex. The study will test the effect of Hylenex in the continuous loop setting.

•	Initiated an additional multi-lot campaign with our higher productivity manufacturing process to support potential Roche product launches.

•	Appointed Matt Posard, Senior Vice President and General Manager of Translational & Consumer Genomics at Illumina, Inc., to our Board of Directors.

First Quarter 2013 Financial Highlights

•
Revenues for the first quarter of 2013 were $11.8 million, compared to $7.4 million for the first quarter of 2012. Revenues in the first quarter of 2013 included $9.7 million in revenue from research and development reimbursements from partners primarily related to manufacturing activities to support potential launches by our partners.

•
Research and development expenses for the first quarter of 2013 were $22.0 million, compared with $15.9 million for the first quarter of 2012. The increase was due primarily to an increase in manufacturing activities to support potential launches by our partners and an increase in clinical trial activities.

•
Selling, general and administrative expenses for the first quarter of 2013 were $7.6 million, compared to $6.6 million for the first quarter of 2012. The increase was mainly due to an increase in marketing activities.

•	The net loss for the first quarter of 2013 was $19.3 million, or $0.17 per share, compared with a net loss for the first quarter of 2012 of $15.1 million, or $0.14 per share.

•
Cash, cash equivalents and marketable securities were $87.4 million at March 31, 2013, compared with $99.5 million at December 31, 2012. Net cash used in the first quarter of 2013 was approximately $12.0 million.

Conference Call

Halozyme will webcast its Quarterly Update Conference Call today at 4:30 p.m. ET/1:30 p.m. PT. Gregory I. Frost, Ph.D., Halozyme's President and Chief Executive Officer, will lead the call. During the call, the Company plans to provide further details underlying its first quarter 2013 financial results. The call will be webcast through the "Investors" section of Halozyme's corporate website at www.halozyme.com, and the recording will be made available for 90 days following the event. To access the live webcast, please log on to Halozyme's website approximately fifteen minutes prior to the presentation to register and download any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (877) 407-8037 (domestic callers) or (201) 689-8037 (international callers). A telephone replay will be available shortly after the call by dialing (877) 660-6853 (domestic callers) or (201) 612-7415 (international callers) using replay ID number 413625.

Upcoming Conferences

•	Bank of America Merrill Lynch 2013 Healthcare Conference, Las Vegas, Nevada - 5/14

•	UBS Global Health Care Conference, New York, NY - 5/22

About Halozyme

Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company's research focuses primarily on a family of human enzymes, known as hyaluronidases, which increase the absorption and dispersion of biologics, drugs and fluids. Halozyme's pipeline addresses therapeutic areas, including diabetes, oncology and dermatology that have significant unmet medical need. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Pfizer, Baxter, ViroPharma and Intrexon. Halozyme is headquartered in San

Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning potential product launches and near-term revenue opportunities, the Company's expected presentation of data from the PEGPH20 Phase 1b study in pancreatic cancer and Phase 2 HTI-501 trial in cellulite, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
REVENUES:
Product sales, net	$1,508,594	$187,411
Revenues under collaborative agreements	10,324,946	7,252,768
Total revenues	11,833,540	7,440,179

OPERATING EXPENSES:
Cost of product sales	738,971	70,761
Research and development	22,034,437	15,891,109
Selling, general and administrative	7,555,905	6,618,707
Total operating expenses	30,329,313	22,580,577

OPERATING LOSS	(18,495,773)	(15,140,398)
Investment and other income	54,988	21,217
Interest expense	(847,584)	—
NET LOSS	$(19,288,369)	$(15,119,181)

Basic and diluted net loss per share	$(0.17)	$(0.14)
Shares used in computing basic and diluted
net loss per share	112,416,792	107,589,514

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$39,017,804	$99,501,264
Marketable securities, available-for-sale	48,408,220	—
Accounts receivable, net	10,375,733	15,703,087
Inventories	2,737,387	2,670,696
Prepaid expenses and other assets	10,571,334	12,752,888
Total current assets	111,110,478	130,627,935
Property and equipment, net	3,975,052	3,700,462
Prepaid expenses and other assets	1,280,765	—
Restricted cash	500,000	400,000
Total Assets	$116,866,295	$134,728,397

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,884,794	$2,271,689
Accrued expenses	9,177,574	7,783,447
Deferred revenue, current portion	6,326,158	8,891,017
Current portion of long-term debt	1,362,055	—
Total current liabilities	19,750,581	18,946,153
Deferred revenue, net of current portion	34,318,481	34,954,966
Long-term debt, net	28,323,233	29,661,680
Lease financing obligation	1,450,000	1,450,000
Deferred rent, net of current portion	906,091	861,879
Other long term liability	436,849	—
Stockholders' equity:
Common stock	113,143	112,709
Additional paid-in capital	349,459,065	347,314,658
Accumulated other comprehensive loss	(29,131)	—
Accumulated deficit	(317,862,017)	(298,573,648)
Total stockholders' equity	31,681,060	48,853,719
Total Liabilities and Stockholders' Equity	$116,866,295	$134,728,397

###